EXHIBIT 10.23

January 2, 2004

Mr. John Abbot

350 River Road

Deep River, Ct. 06417

Dear John:

I am very pleased to confirm Insight Communications Company, Inc.’s offer that you join us effective January 18, 2004 in the capacity of Senior Vice President and Chief Financial Officer. The offer contains the following terms.

Salary: As Senior Vice President and Chief Financial Officer, you will receive an annual base salary of $375,000.00.

Bonus: You will receive a bonus equal to 50% of the total amount of your base salary paid to you in each of the first two years of your employment with the Company. Thereafter, your eligibility for a bonus will be determined by the bonus program in effect for comparable senior members of Insight management. Any such bonus will be payable at such time as other bonuses are paid with respect to the relevant period and in accordance with normal payroll policies.

Signing Bonus: You will receive a lump sum, one-time sign-on bonus of $100,000.00.

Stock Options: Insight will issue you on the date hereof 250,000 stock options. These stock options shall have a strike price based on the market price effective on the date hereof. The options will vest at a rate of 20% per year over a five-year period.

Restricted Stock: Insight Communications will issue you on the date hereof 75,000 shares of restricted common stock of Insight Communications. The restricted stock will vest at the rate of 20% per year on each March 1, beginning with March 1, 2005, provided you are still an employee of Insight on the vesting date. If your employment with Insight terminates before this restricted stock is fully vested, you will forfeit all shares of restricted stock that are not vested on the date of your termination.

Vacation: You will be eligible for four (4) weeks of vacation per year.

In addition, you will be eligible to participate in the standard benefit program for Insight personnel including medical, dental and vision, after completion of 90 days of employment. During such 90-day period, if you elect to receive COBRA coverage from your current employer, Insight will reimburse you for all premiums you are required to pay for such coverage After completing 6 months of service and during an open enrollment period, you are eligible to participate in Insight’s 401k Plan.

As with all offers, this offer of employment is contingent upon your successfully completing a drug screening and background check. Enclosed, please find the instructions and documents to process your background check and pre-employment drug screening. Also, within three (3) business days of the date your employment commences, you will need to complete the necessary form to verify your eligibility to work legally in the United States.

If you are in agreement with the offer terms above, please sign the attached copy of this letter and return to me. Feel free to contact me with any questions.

We look forward to your joining us at Insight. If you have any questions or if I can help you in any way, please do not hesitate to contact me.

Sincerely,

James D. Morgan

Senior Vice President of Human Resources

Accepted:

Date: 1/2/04